Exhibit 99.1

Carbon Black Town Hall Meeting – Overview and Suggested Talking Points

08/23/19; 9:00 – 10:00 a.m. ET

Logistics:

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Leadership Participants:

•	Meeting Host: Patrick Morley, Carbon Black CEO

•	Carbon Black HR Lead: Sandra O’Sullivan, Chief People Officer

•	VMware COO, Customer Operations: Sanjay Poonen

•	VMware HR Lead: Rich Lang

•	Additional Carbon Black ELT attendees may include those outlined below. These attendees will not present but may be included for FAQs as needed.

○	Additional attendees in Patrick’s Office (TBC)

•	Ryan Polk, Chief Product Officer [In Patrick’s Office]

•	Steve Webber, Chief Financial Officer

•	Eric Pyenson, Chief Legal Officer

•	Brad Rinklin, Chief Marketing Officer

○	Remote attendees (TBC)

•	Mike Viscuso, Chief Strategy Officer [Remote, will join call as panelist]

•	Thomas Hansen, Chief Operations Officer [Remote, will join call as panelist]

Event Details:

•	Carbon Black Employee Town Hall

○	9:00 – 9:10 a.m. ET Friday, August 23

○	Welcome, Announcement and Context by Patrick—

•	Why VMware an attractive merge for Carbon Black, the importance of this moment, the impact on the market and enthusiasm for the future

•	Patrick to introduce Sanjay

○	9:10 – 9:30 a.m. – Sanjay to share VMware Overview and his perspective on why Carbon Black and Why Now

•	***

•

VMware’s 20-year legacy of innovation and disruption; overview of current strategy and how Carbon Black aligns to and will help progress that strategy; perspective on why Carbon Black / why now… inspire/motivate the team with future vision

•	What to expect next… hoping for a quick close so we can all move forward and start leveraging the expanded partnership

•	Introduce Rich Lang to talk about HR next steps

○	9:30 – 9:40 a.m. –HR / Next Steps overview

•

Rich to provide high level overview of what to expect and what employees are being asked to do; when to expect outreach; inspire/motivate the team with VMware as Great Place to Work and Grow Your Career

○	9:40 a.m. – 10:00 a.m. –Q&A

•	Open Q&A with the team, bringing in questions from employees online

○	10:00 a.m. ET – Meeting ends and teams break into Line of Business breakouts

•

Patrick to close the meeting, reiterating the great opportunity ahead and key logistics: Line of Business Meetings at 10:00 am ET, Managers Meeting at 11:00 am ET, Voyager teams will be in the office today, please welcome them

High Level Talking Points for Carbon Black Leaders:

•	Welcome. This is an exciting day and a huge milestone in Carbon Black’s journey.

•	Reiterate details of the announcement for anyone who may not have been able to join the night before:

○	The companies have entered into a definitive merger agreement in which VMW will acquire Carbon Black in a cash tender offer transaction for $26 per share.

○	The deal is expected to close in mid-October, subject to regulatory clearance and completion of the tender offer.

○	Carbon Black will become the cyber security business unit at VMW.

○	Shortly, I will introduce Sanjay and Rich from VMW, who will share more from the VMW team related to the background of the company and details of the acquisition.

○	But first, want to reiterate why this creates a monumental opportunity for Carbon Black.

○	We have a strongly shared vision to create a better (and safer) world by providing world-class software solutions.

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Together the combined organization will be able to deliver best-of-breed infrastructure management and world-class security for workloads, endpoints, and applications from device to cloud in a way not possible as separate organizations.

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Carbon Black brings extraordinary security value to VMWare and we will benefit from having access to the significant resources of a global technology leader. We are getting massive GTM leverage through this deal; VMware has more than 500,000 customers and approximately 70M VMs deployed worldwide.

○	VMware plans to heavily invest in our products and our people.

○	Huge opportunity for the market.

•

Carbon Black will be an important part of VMW’s vision… huge step forward for both companies in delivering an enterprise-grade platform to protect workloads, applications and networks — from device to cloud.

•	Carbon Black’s strategy will continue to be the same as it is now… opportunity for greater investment and entry into a much broader enterprise market.

•	Proud to be part of a blue-chip technology company perfectly positioned to be multi-cloud.

Recommended talking points for Sanjay:

•	Exciting future ahead in bringing the Carbon Black team and products into VMware

•	Key takeaway messages from the Carbon Black announcement:

○

As a result of this combination, and for the first time in the industry, workload security will be agentless and endpoint management and security will be collapsed into a unified solution, providing tremendous additional value to customers.

○	Carbon Black’s innovative security cloud platform leveraging big data analytics provides comprehensive protection of endpoints and a defense against a variety of threats.

○

The combination of Carbon Black’s solutions with VMware’s security products including AppDefense, Workspace ONE, NSX and SecureState will create a modern security cloud platform that can protect workloads, clients and applications for Any App running on Any Cloud.

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This ground-breaking, highly differentiated, intrinsic security platform will provide customers advanced threat detection and in-depth application behavior insight to prevent many sophisticated attacks and accelerate responses.

○	With this acquisition, VMware will take a significant leadership position in security for the new age of modern applications and devices that exist in a multi-cloud world.

•	We could not be more excited about you joining the VMware team and the addition of Carbon Black to our multi-cloud portfolio.

Possible “Challenging” Questions and Suggested Responses:

•	How does Carbon Black fit into VMware’s Security strategy and what is the long-term vision for Carbon Black and Carbon Black Technologies at VMware?

○

We believe security is ripe for disruption given the evolving needs of customers demanding modern solutions that are cloud-agnostic and address security at an intrinsic platform level, where features are built into the infrastructure and across workloads, devices and applications.

○	The acquisition of Carbon Black accelerates this intrinsic security strategy across the most important security control points – network, endpoint, identity and analytics.

○	Carbon Black provides us with a security platform with powerful data lake and analytics capabilities with AI/ML.

○	With this acquisition, VMware is poised to take a significant leadership position in security for the new age of multi-cloud, modern apps and modern devices.

•	What is VMware’s relationship to Dell? Will we be combined with other parts of their portfolio?

•	How does Carbon Black’s technology fit into VMW’s technology ecosystem?

○

Carbon Black’s offerings are complementary to VMware’s AppDefense, Workspace ONE, NSX and SecureState security products, and when combined, the offerings will deliver a highly differentiated, intrinsic security platform for Any App running on Any Cloud delivered to Any Device.

○	This security portfolio will provide customers with advanced threat detection and in-depth application behavior insight to stop sophisticated attacks and accelerate responses.

○	For the first time in our industry, it also collapses endpoint management (Workspace ONE) and security (Carbon Black) into a more unified solution, providing additional value to customers.

•	How does VMware make Carbon Black more competitive against our existing competitors, like CrowdStrike?

○

The combination of Carbon Black’s solutions with VMware’s security products including AppDefense, Workspace ONE, NSX and SecureState will create a modern and highly differentiated intrinsic Security Cloud Platform for Any App running on Any Cloud delivered to Any Device.

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VMware will be able to extend Carbon Black’s Security Cloud, with areas of telemetry that VMware and partner solutions collect, across both companies’ products, enriching its data lake, security graph and ML algorithms, to best protect customers.

•	Combing with Carbon Black will accelerate VMware’s vision for intrinsic security across the most important Security control points – Network, Endpoint, Identity and Analytics?

○	Answered above

•	What happens during the integration process and what will change after close?

○	We are creating a cross-functional team with members from Pivotal, VMware and Carbon Black to ensure an effective and seamless integration.

○

VMware has acquired over 15 companies over the last 3 years, and has a track record for successful acquisitions and integrations including Nicira and AirWatch, both becoming major growth drivers and $1 billion+ businesses.

○	Carbon Black is an existing VMware partner, so we are familiar with Carbon Black from both a cultural and tactical perspective. These acquisitions are a natural evolution of our partnerships.

•	What are VMW’s benefits, and when will we transition to those?

○	VMware has a robust benefits program and rich employee offerings that continue to be recognized as among the best in the industry.

○	We will provide more information once the transaction closes.

•	In which regions does VMware operate globally? Will our global offices continue to be part of the new business unit reporting structure?

○

We operate in more than 20 countries around the world, across, EMEA, APJ and the Americas. Looking at our combined office footprint around the world will be part of the integration and transition planning process.

•	Many of our employees are remote. What is VMware’s perspective on remote work?

○	With more than 24,000 employees around the world and a highly collaborative workforce, we have many remote workers around the world.

•	Carbon Black is becoming the new cyber business unit—will all Carbon Black employees report into Patrick? Or do shared functions like G&A and Marketing move to corporate?

○	We will be going through a comprehensive integration and transition planning process in close partnership with the Carbon Black leaders and will have more information once the transaction closes.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisition of Carbon Black by VMware, such as: the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) the risk of litigation and regulatory actions related to the proposed acquisitions; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (10) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.